Exhibit 23 (d)(1)c
Amendment to Investment Advisory Agreement dated January 1, 2008

AEGON/TRANSAMERICA SERIES TRUST
AMENDMENT TO INVESTMENT ADVISORY AGREEMENT
          THIS AMENDMENT is made as of January 1, 2008 to the Investment Advisory Agreement dated as of January 1, 1997, as amended (the “Agreement”), between AEGON/Transamerica Series Trust and Transamerica Asset Management, Inc. (formerly, Transamerica Fund Advisors, Inc.). In consideration of the mutual covenants contained herein, the parties agree as follows:
          Compensation
Any reference to compensation of Capital Guardian U.S. Equity is now revised to reflect the following Advisory Fees:
0.80% of the first $500 million of average daily net assets; 0.775% over $500 million up to $1 billion of average daily net assets; 0.675% over $1 billion up to $2 billion of average daily net assets; and 0.65% of average daily net assets over $2 billion
Any reference to compensation of Capital Guardian Value is now revised to reflect the following Advisory Fees:
0.80% of the first $500 million of average daily net assets; 0.775% over $500 million up to $1 billion of average daily net assets; 0.65% over $1 billion up to $2 billion of average daily net assets; and 0.625% of average daily net assets over $2 billion
Any reference to compensation of Federated Market Opportunity is now revised to reflect the following Advisory Fees:
0.75% of the first $500 million of average daily net assets; 0.675% over $500 million up to $750 million of average daily net assets; and 0.65% of average daily net assets over $750 million
Any reference to compensation of MFS High Yield is now revised to reflect the following Advisory Fees:
0.725% of the first $250 million of average daily net assets; 0.715% over $250 million up to $500 million of average daily net assets; 0.71% over $500 million up to $750 million of average daily net assets; 0.68% over $750 million up to $1 billion of average daily net assets; and 0.67% of average daily net assets over $1 billion
Any references to American Century Large Company Value, Asset Allocation — Conservative Portfolio, Asset Allocation — Growth Portfolio, Asset Allocation — Moderate Growth Portfolio, Asset Allocation — Moderate Portfolio, BlackRock Large Cap Value, Capital Guardian Global, Clarion Global Real Estate Securities, International Moderate Growth Fund, JPMorgan Core Bond, JPMorgan Enhanced Index, JPMorgan Mid Cap Value, Jennison Growth, Legg Mason Partners All Cap, MFS International Equity, Marsico Growth, Munder Net50, PIMCO Total Return, T. Rowe Price Equity Income, T. Rowe Price Growth Stock, T. Rowe Price Small Cap, Templeton Transamerica Global, Third Avenue Value, Transamerica Balanced, Transamerica Convertible Securities, Transamerica Equity, Transamerica Equity II, Transamerica Growth Opportunities, Transamerica Money Market, Transamerica Science & Technology, Transamerica Small/Mid Cap Value, Transamerica U.S. Government Securities, Transamerica Value Balanced, Van Kampen International Allocation, Van Kampen Large Cap Core and Van Kampen Mid-Cap Growth remain the same.

     In all other respects, the Investment Advisory Agreement dated as of January 1, 1997, as amended, is confirmed and remains in full force and effect. The parties hereto have caused this amendment to be executed as of January 1, 2008.

TRANSAMERICA ASSET MANAGEMENT, INC. (FORMERLY, TRANSAMERICA FUND ADVISORS, INC.)

By: Name: Title:	/s/ T. Gregory Reymann, II T. Gregory Reymann, II Senior Vice President and Chief Compliance Officer

AEGON/TRANSAMERICA SERIES TRUST

By:	/s/ Dennis P. Gallagher

Name: Title:	Dennis P. Gallagher Vice President, General Counsel and Secretary